CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of First Empire State Corporation of our report dated January 9, 1998 appearing on page 55 of the First Empire State Corporation Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/  PRICE WATERHOUSE LLP

Price Waterhouse LLP
Buffalo, New York
May 18, 1998